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EXHIBIT 12

                        U S WEST Communications, Inc.
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                  Three Months Ended
                                                   3/31/96   3/31/95
- ------------------------------------------------- --------- ---------
Income before income taxes and cumulative effect
  of change in accounting principle                   $480      $518
Interest expense (net of amounts capitalized)          103        91
Interest factor on rentals (1/3)                        13        15
                                                  --------- ---------
Earnings                                              $596      $624

Interest expense                                       116        99
Interest factor on rentals (1/3)                        13        15
                                                  --------- ---------
Fixed charges                                         $129      $114

Ratio of earnings to fixed charges                    4.62      5.47
- ------------------------------------------------- --------- ---------